Exhibit 10.3

FIRST AMENDMENT

TO

SECURITIES PURCHASE AGREEMENT

This First Amendment to Securities Purchase Agreement (this “Amendment”) is made and entered into as of September 4, 2025, by and among Pineapple Financial Inc., a corporation continued and existing under the Canada Business Corporations Act (the “Company”) and each purchaser (each, including its successors and assigns, a “Purchaser” and collectively, the “Purchasers”, and together with the Company, the “Parties”) identified on the signature pages to that certain Securities Purchase Agreement, dated as of September 2, 2025 (the “Purchase Agreement”). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings assigned to such terms in the Purchase Agreement (as defined below).

RECITALS:

A. WHEREAS, the Company and the Purchasers entered into the Purchase Agreement, which sets forth the Parties’ rights and obligations with respect to the transactions contemplated thereby;

B. WHEREAS, in due consideration of the promises that the Parties have made to each other in the Purchase Agreement and therewith, the Parties desire to amend the Purchase Agreement in the manner set forth herein;

C. WHEREAS, Section 5.5 of the Purchase Agreement provides that the Purchase Agreement may be amended in a written instrument signed by the Company and the Purchasers of at least 50.1% in interest of the Subscription Receipts, and the Injective Foundation, for as long as Injective Foundation is a holder of the Subscription Receipts (the “Requisite Consent”);

D. WHEREAS, the Purchasers identified on the signature pages hereto constitute the Requisite Consent; and

E. WHEREAS, the Parties intend that this Amendment shall be binding upon and inure to the benefit of each of the Parties and their respective successors and permitted assigns.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

AMENDMENTS

1.1 The definition of “Subscription Receipt Purchase Price” in the Purchase Agreement is hereby amended and restated in its entirety, and replaced with the following:

“Subscription Receipt Purchase Price” equals $3.80, in the case of Purchasers listed on Exhibit A-1, and $4.16, in the case of Purchasers listed on Exhibit A-2, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Shares that occur after the date of this Agreement, provided that the purchase price per Pre-Funded Warrant shall be the Subscription Receipt Purchase Price minus Pre-Funded Warrant exercise price of $0.001.

1.2 The definition of “Transaction Documents” is hereby amended and restated in its entirety, and replaced with the following:

“Transaction Documents” means this Agreement, the Lock-Up Agreements, the Registration Rights Agreement, the Subscription Receipt Agreement, the Pre- Funded Warrant, the Voting Agreements, and all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

1.3 Clause (xi) of Section 2.2(a) of the Purchase Agreement is hereby amended and restated in its entirety, and replaced with the following:

“(xi) [Reserved]; and”

1.4 Section 2.1 of the Purchase Agreement is hereby amended and restated in its entirety, and replaced with the following:

“2.1 Closing. On the Closing Date, upon the terms and subject to the conditions set forth herein, substantially concurrent with the execution and delivery of this Agreement by the parties hereto, the Company agrees to sell, and the Purchasers, severally and not jointly, agree to purchase, the number and type of Subscription Receipts, for the aggregate purchase price, set forth opposite the Purchaser’s name on Exhibit A-1 or A-2, as applicable. The price per Subscription Receipt equals $3.80, in the case of Purchasers listed on Exhibit A-1, and $4.16, in the case of Purchasers listed on Exhibit A-2. To the extent that a Purchaser determines, in its sole discretion, that such Purchaser’s Subscription Amount (together with such Purchaser’s Affiliates and any Person acting as a group together with such Purchaser or any of such Purchaser’s Affiliates) would cause such Purchaser’s beneficial ownership of the Common Shares underlying the Subscription Receipts to exceed the Beneficial Ownership Limitation, or as such Purchaser may otherwise choose, such Purchaser shall elect to purchase Subscription Receipts exchangeable for Pre-Funded Warrants. The “Beneficial Ownership Limitation” shall be 4.99% (or, at the election of the Purchaser, 9.99%) of the number of the Common Shares outstanding immediately after giving effect to the issuance of Shares underlying the Subscription Receipts on the Effective Date. In no event may the Beneficial Ownership Limitation exceed 9.99% of the number of Common Shares outstanding immediately after giving effect to the issuance of Pre- Funded Warrant Shares upon exercise of the Pre-Funded Warrant held by a Purchaser. Each Purchaser shall deliver its Subscription Amount at Closing in one of the following forms, as applicable: (i) United States dollars, in immediately available funds, via wire transfer, to the Subscription Receipt Agent (the “Escrowed Cash Proceeds”); or (ii) INJ, delivered to the INJ Escrow Agent in an amount equal to the Purchaser’s Subscription Amount set forth on Exhibit A-1 or A-2, as the case may be, (A) in the case of Purchasers listed on Exhibit A-1, such amount of INJ representing (x) a purchase price per Subscription Receipt of $3.80, (y) multiplied by the total number of Subscription Receipts set forth opposite such Purchasers name on Exhibit A-1, divided by (z) $13.90 (the “INJ Exchange Price”), or (B) in the case of Purchasers listed on Exhibit A-2, such amount of INJ representing (x) a purchase price per Subscription Receipt of $4.16, (y) multiplied by the total number of Subscription Receipts set forth opposite such Purchaser’s name on Exhibit A-2, divided by (z) $13.90 (the “INJ Contribution Price”) (in either case, the “Escrowed INJ Proceeds”). The Company and each Purchaser shall deliver the other items set forth in Section 2.2 deliverable at the Closing. Upon satisfaction of the covenants and conditions set forth in Sections 2.2 and 2.3, the Closing shall occur, by the mutual agreement of the parties, by means of electronic transmission of documents, at the offices of the Placement Agent, or at such other location as the parties may mutually agree.”

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1.5 Section 4.7 of the Purchase Agreement is hereby amended and restated in its entirety, and replaced with the following:

4.7 Use of Proceeds. On or immediately following the Closing Date, the following items shall be deducted from the Escrowed Cash Proceeds and allocated to the appropriate parties (collectively, the “Permitted Withdrawals”): (i) $750,000 of the Escrowed Cash Proceeds shall be delivered to the Placement Agent in respect of the Placement Agent’s fees, (ii) $250,000 shall be allocated to the payment of the legal fees of the Placement Agent and paid to Lucosky Brookman LLP, (iii) $272,722 $42,000 and $262,500 shall be allocated to the payment of the legal fees of the Company and paid to MLT Aikins LLP, Blake, Cassels & Graydon and Sichenzia Ross Ference Carmel LLP, respectively, and (iv) $600,000 shall be allocated to the legal fees of Injective Foundation and paid to DLA Piper LLP. Notwithstanding anything in this Agreement to the contrary, if the Closing does not occur by September 4, 2025, or if the Escrow Release Conditions are not satisfied or waived by the Escrow Deadline, the Company shall return in full to the Purchasers all cash and INJ tokens tendered in the Permitted Withdrawals.

Upon the satisfaction or waiver of the Escrow Release Conditions, the Escrowed Cash Proceeds, net of the Permitted Withdrawals (“Net Cash Proceeds”) shall be delivered by the Subscription Receipt Agent as follows: (i) $1,500,000 shall be paid to the Company and allocated to legacy business expenses, working capital to fund the Company’s business operations, for general corporate purposes and other customary or reasonable expenses; (ii) $600,000 shall be allocated to repay existing debts of the Company, and (iii) $17,672,734.20 shall be paid to the Asset Managers to fund the acquisition of INJ and the establishment of the Company’s INJ treasury operations, as provided in Section 4.19 hereof and the Asset Management Agreements. The Company shall not use the Net Cash Proceeds: (a) for the redemption of any Common Shares or Common Share Equivalents, (b) for the settlement of any outstanding litigation or (c) in violation of FCPA or OFAC regulations.”

1.6 The Company hereby covenants and undertakes that, subject to the approval of the Compensation Committee of the Board of Directors of the Company, prior to the Escrow Deadline, it shall enter into Management Agreements with Shubha Dasgupta and Kendall Marin on terms that are substantially consistent with those set forth in Exhibit A hereto.

ARTICLE II

MISCELLANEOUS

2.1 No other Amendments. Except as expressly amended hereby, the terms and conditions of the Purchase Agreement shall continue in full force and effect.

2.2 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

2.3 Miscellaneous. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

COMPANY:

PINEAPPLE FINANCIAL INC.

By:
Name:	Shubha Dasgupta
Title:	Chief Executive Officer

[Signature Page to First Amendment to Securities Purchase Agreement]

PURCHASER:

By:
Name:
Title:

[Signature Page to First Amendment to Securities Purchase Agreement]

EXHIBIT A

MANAGEMENT AGREEMENT TERMS

I.	SUMMARY TERMS OF EMPLOYMENT

Customary terms including:

1.	Salary and bonus consistent with compensation of such executive prior to the Closing.

2.	Reimbursement of reasonable out of pocket expenses.

3.	Customary benefits and paid time off.

4.	Six months salary and benefits if terminated without cause.

5.	Non-solicitation Agreement.

6.	Confidentiality and ownership of intellectual property.

7.	Participation in the management incentive program set forth below.

II.	MANAGEMENT INCENTIVE PROGRAM

Capitalized terms used herein but not otherwise defined herein shall have the respective meanings assigned to such terms in the Purchase Agreement.

Earnout Payments. In connection with the INJ Treasury Strategy, the Executives will have the opportunity to earn additional consideration (such consideration, if any, the “Earnout Payments”) based on the achievement of certain Milestones in accordance with the terms and calculations set forth on this Exhibit A.

Definitions. For purpose of this Exhibit A, the following terms have the meanings set forth below:

“Average INJ Assets” means the amount of INJ tokens held pursuant to the Company’s INJ Treasury Strategy, as reported and calculated in accordance with the Asset Management Agreements.

“Executives” means certain executive officers of the Company who will enter into incentive agreements pursuant to Section 4.22 of the Purchase Agreement.

“INJ Treasury Strategy” means the INJ digital asset treasury strategy contemplated by the Purchase Agreement and the Transaction Documents entered into in connection therewith.

“Measurement Period” means a continuous period of not less than 60 calendar days.

“Staking Rewards” means rewards earned in the form of INJ tokens in connection with the staking of INJ tokens on the Injective blockchain.

“Milestone” means, in each case, the occurrence of (i) 3,000,000 (the “3,000,000 INJ Milestone”), (ii) 6,000,000 (the “6,000,000 INJ Milestone”), (iii) 9,000,000 (the “9,000,000 INJ Milestone”) and (iv) 12,000,000 (the “12,000,000 INJ Milestone”) of Average INJ Assets under management by the Asset Managers pursuant to the INJ Treasury Strategy for the applicable Measurement Period, as set forth below:

Average INJ Assets during Measurement Period	Executives’ percentage share of Staking Rewards

3,000,000 INJ	[total of 7.5% among all Executives entering into an incentive agreement][1]

6,000,000 INJ	[total of 10.0%]

9,000,000 INJ	[total of 12.5%]

12,000,000 INJ	[total of 15.0%]

1.	Earnout Structure and Milestones

Subject to the vesting conditions and payment schedule set forth in Section 2 below, the Executives shall be entitled to receive the following Earnout Payments, in each case on the basis of Average INJ Assets for the applicable Measurement Period:

i.	With respect to the 3,000,000 INJ Milestone, [total of 7.5]%[2] of Staking Rewards generated by the INJ Treasury Strategy from the Date of this Agreement until achievement of the 6,000,000 INJ Milestone.

ii.	With respect to the 6,000,000 INJ Milestone, an additional [2.5]% of Staking Rewards generated by the INJ Treasury Strategy (for a total of [10.0%]) until achievement of the 9,000,000 INJ Milestone.

iii.	With respect to the 9,000,000 INJ Milestone, an additional [2.5%] of Staking Rewards generated by the INJ Treasury Strategy (for a total of [12.5%]) until achievement of the 12,000,000 INJ Milestone.

iv.	With respect to the 12,000,000 INJ Milestone, an additional [2.5%] of Staking Rewards generated by the INJ Treasury Strategy (for a total of [15.0%]).

For the avoidance of doubt, at any time, the Executives shall be entitled to receive only the highest percentage for which the Executives have qualified as of the date the Staking Rewards are generated, and shall not be entitled to receive multiple Earnout Payments with respect to the same Staking Rewards.

1 All percentages set forth on Exhibit A represent the total pool available to the Executives.

2 See footnote above. Bracketed figures represent the total pool available to all executives that will enter into incentive agreements, to be allocated among the executives).

2.	Vesting of Earnout

The Earnout Payments shall be subject to vesting and paid semi-annually over a period of three (3) years, with a one-year cliff, as follows:

Two-sixths (2/6) of any Earnout Payment to the Executives in respect of this Section 5 shall vest and be paid to the Executives in INJ on the first anniversary of this Agreement.

Thereafter, one-sixth (1/6) of any Earnout Payment to the Executives in respect of this Section 5 shall vest and be paid to the Executives in INJ at the end of each six-month period following the first anniversary of this Agreement and through the third anniversary of this Agreement.

Notwithstanding anything to the contrary herein, to be eligible to qualify to receive any Earnout Payment in respect of any Milestone, an Executive must be employed by the Company at the date such Milestone is achieved (for the avoidance of doubt, any Milestone is only considered achieved upon/ the completion of the applicable Measurement Period).